News Release	Contact:
For Immediate Release	James J. Hyland, VP Investor Relations (636) 534-2369 Email: investor.relations@tlcvision.com

TLC Vision Corporation Addresses
Dissident Shareholder Letter to TLCV Board of Directors

ST. LOUIS, MO, February 21, 2008: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that its board of directors had received a letter from a dissident shareholder, Dr. Stephen N. Joffe, dated February 14, 2008. Below is the company’s response to the letter.

February 21, 2008

Dr. Stephen N. Joffe

8750 Red Fox Lane

Cincinnati, Ohio

45243 USA

Dear Dr. Joffe:

Thank you for your letter dated February 14, 2008 and your continued interest in TLC Vision Corporation (“TLCV”).

Your letter, which our Board of Directors has carefully considered, expresses a number of concerns about TLCV’s Board of Directors, management and strategic direction. However, I and my fellow Board members, do not share your views. On the contrary, as highlighted in TLC’s recent mid-quarter update, we are showing significant progress in growing our businesses, despite overall weak industry results and outlooks, including those from LCA Vision, our major competitor.

We remain optimistic about the direction of TLCV and its future. You question in your letter whether TLCV has the right strategy, the right people, or the right business model to survive and succeed in the years ahead. We have been pleased that others, including independent analysts, have publicly made comments such as “we have seen some indication that TLC’s refractive center strategy shift is gaining traction as its same-store growth accelerated and outpaced the industry and other providers growth.”

Our management and independent board of directors have taken significant actions over the past year to improve operating performance especially in our core refractive centers business. Our optometric driven strategy complemented by consumer marketing is succeeding. Our procedure numbers for 2007 were well ahead of the industry and our competitors. January procedure volumes were at a significant multiple of the projected growth rate in the industry.

While TLCV’s share price is, admittedly, at a lower level than it was twelve months ago, the decline is consistent with declines experienced by other companies in TLCV’s peer group over the same period. Such companies, whose businesses are primarily centered on the refractive surgery market, include LCA Vision, Inc., and Advanced Medical Optics, Inc. Share prices of both of these companies have declined 42% and 30% respectively during 2007.

You also take issue with our purchase of 20 million shares completed by TLCV last summer. Our goal here was to recapitalize our business and address the unusually high number of outstanding shares, while capitalizing on our ability to generate cash flow. We gave shareholders a clear choice: to tender their shares if they wished to exit their investment or to participate in the company’s strategic shift which we clearly stated was a project that would take 12-18 months. While many shareholders opted to tender their shares, many did not and now benefit from a more efficient capital structure that will provide a lower overall cost of capital and ultimately deliver increased earnings per share and better long-term returns to those shareholders.

We are also excited about the addition of a number of new key executives in 2007 and in particular, Larry Hohl as President, Refractive Centers. Mr. Hohl has held a number of senior management positions for companies such as IBM, Procter & Gamble, PepsiCo, Inc., and Nike. Mr. Hohl has a proven track record in multi-site service models, brand development and consumer marketing which will help us to further outpace the industry.

TLCV has made every attempt to be responsive to all of its shareholders, including yourself. Our board of directors has worked very hard over the past 12 months exploring a variety of alternatives for TLCV, including a specific role for you. Our previous discussions with you have not led to any satisfactory transaction or relationship between you and TLCV.

With a revised business model, a recapitalized company and a very focused and dedicated group of employees, our board of directors is confident in our ability to drive long-term shareholder value. Accordingly, the board of directors does not at this time see the need to discuss further with you your offer to join TLCV as Executive Chairman or Chief Executive Officer.

As we’ve discussed in the past, we are receptive to meeting with you to gain your insights as to how we can further build long-term shareholder value.

We thank you for your continued interest as a TLC shareholder.

Sincerely,

Warren S. Rustand
Chairman
TLC Vision Corporation
cc. Board of Directors of TLC Vision Corporation

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers’ management, technology access service models, extensive optometric relationships, aggressive consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers website at www.lasik.com. More information about TLCVision can be found on the website at www.tlcv.com.